UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT _______)*

                            EAST COAST AIRLINES, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   271769 10 1
                                 (CUSIP Number)


     CRAIG A. STONER, ESQ., 455 SHERMAN STREET, SUITE 300, DENVER, CO 80203,
                                  303-777-3737
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                DECEMBER 31, 2000
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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CUSIP NO. 271769 10 1                                               PAGE 2 OF 5
SCHEDULE 13G

      1         NAMES OF REPORTING PERSONS                       ROBERT SALLUZZO

                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                (Entities Only)

      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                (See Instructions)                                       (b) [ ]

      3         SEC USE ONLY

      4         CITIZENSHIP OR PLACE OF ORGANIZATION
                UNITED STATES

  NUMBER OF             5            SOLE VOTING POWER
   SHARES                            475,000
BENEFICIALLY
  OWNED BY              6            SHARED VOTING POWER
    EACH                             -0-
  REPORTING
 PERSON WITH            7            SOLE DISPOSITIVE POWER
                                     475,000

                        8            SHARED DISPOSITIVE POWER
                                     -0-

      9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON
                475,000

      10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES (See Instructions)                                    [ ]

      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                78.6%

      12        TYPE OF REPORTING PERSON (See Instructions)
                IN


  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7       Page 2 OF 5
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.



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CUSIP NO. 271769 10 1                                               PAGE 3 OF 5


ITEM 1(A).  NAME OF ISSUER:

East Coast Airlines, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

c/o Sullivan, McBride, Hess & Youngblood, P.C.
4 Tower Place
Albany, NY  12203

ITEM 2(A).  NAME OF PERSON FILING:

Robert J. Salluzzo

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

204 So. William St., Johnstown, NY  12095

ITEM 2(C) CITIZENSHIP:

United States

ITEM 2(D) TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(E) CUSIP NUMBER:

271769 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

       (a) [ ] Broker or dealer registered under Section 15 of the Act

       (b) [ ] Bank as defined in section 3(a)(6) of the Act

       (c) [ ] Insurance company as defined in section 3(a)(19) of the Act

       (d) [ ] Investment company registered under section 8 of the Investment Company Act

       (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

       (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F)

       (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G)

       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)


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CUSIP NO.  271769 10 1                                              PAGE 4 OF 5

       (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

       (j) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4. OWNERSHIP.

       (a) Amount beneficially owned:

           475,000

       (b) Percent of class:

           78.6%

       (c) Number of shares as to which the person has:

             (i)     Sole power to vote or to direct the vote

                     475,000

             (ii)    Shared power to vote or to direct the vote

                     -0-

             (iii)   Sole power to dispose or to direct the disposition of

                     475,000

             (iv)    Shared power to dispose or to direct the disposition of

                     -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.


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CUSIP NO. 271769 10 1                                               PAGE 5 OF 5

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

Not applicable.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 16, 2001
                                        ---------------------------------
                                                    Date

                                           /s/ Robert J. Salluzzo
                                        ---------------------------------
                                                  Signature

                                         Robert J. Salluzzo
                                        ----------------------------------
                                                  Name/Title